Exhibit 3.1.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CYTORI THERAPEUTICS, INC.

(a Delaware Corporation)

INTO

MACROPORE BIOSURGERY, INC.

(a Delaware Corporation)

(PURSUANT TO SECTION 253 OF THE DELAWARE

GENERAL CORPORATION LAW)

MacroPore Biosurgery, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

1.                                       The Company was incorporated on May 16, 1997 pursuant to the Delaware General Corporation Law.

2.                                       The Company is the owner of all of the outstanding shares of each class of capital stock of Cytori Therapeutics, Inc., a Delaware corporation (“Subsidiary”).

3.                                       The Company, by the following recital and resolutions adopted on June 28, 2005 by the Board of Directors of the Company, determined to merge Subsidiary into the Company:

WHEREAS, the Board of Directors of the Company deems it to be advisable and in the best interests of the Company and its stockholders that the Company merge into itself its wholly-owned subsidiary, Cytori Therapeutics, Inc. (“Subsidiary”), and assume all of Subsidiary’s liabilities and obligations;

NOW, THEREFORE, BE IT RESOLVED that Subsidiary shall be merged into the Company and the Company shall thereby assume all of Subsidiary’s liabilities and obligations; and via such merger the corporate name of the Company shall, as authorized by Delaware General Corporation Law Section 253(b), be changed to Cytori Therapeutics, Inc. effective upon the effective date of such merger.

RESOLVED FURTHER, that, in accordance with the Delaware General Corporation Law, the Chief Executive Officer of the Company is hereby authorized to execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge Subsidiary into the Company and to assume Subsidiary’s liabilities and obligations (and to change the surviving corporation’s name) and the date of adoption thereof and to file on July 11, 2005 such Certificate of Ownership and Merger with the Delaware Secretary of State and, if required, to record such certificate in the office of the recorder of each county in which the registered office of the Company or Subsidiary is located.

RESOLVED FURTHER, that the proper officers of the Company are hereby authorized to take such other actions and sign such other documents as may be necessary or appropriate to carry out the intent of the foregoing resolutions, and all prior actions taken in connection therewith are hereby confirmed, ratified and approved.

Executed on July 11, 2005

MACROPORE BIOSURGERY, INC.

	By:	/s/ Christopher J. Calhoun
Christopher J. Calhoun
Chief Executive Officer